Exhibit 99.2

NeOnc Technologies Signs Definitive Agreement to Acquire AI, 3D, and Quantum Modeling IP Portfolio from Dr. Ishwar K. Puri; Appoints Him to Board of Directors

CALABASAS, Calif., July 30, 2025 -- NeOnc Technologies Holdings, Inc. (NASDAQ: NTHI), a multi Phase 2 clinical-stage biotechnology company pioneering innovative treatments for brain cancers, is proud to announce the signing of a definitive, binding Letter of Intent (LOI) to acquire all outstanding equity interests in a to-be-formed Delaware entity jointly owned by Dr. Ishwar K. Puri and Beth R. Levinson. The IP portfolio, which includes U.S. Patent No. 11,788,057 B2, secured through a Patent Transfer Agreement with McMaster University, features cutting-edge 3D bioprinting, artificial intelligence, and quantum modeling technologies designed to accelerate preclinical drug discovery and high-throughput screening of brain-targeted therapies. These assets will be integrated into NeOnc’s expanding IP platform and will be also part of NeOnc’s Middle East partnership with Quazar Investment Group, which is designed to help drive global innovation and clinical trial execution across the GCC region.

The total transaction value is $3.5 million, comprised of $500,000 in cash and $3 million in NeOnc common stock issued at $25 per share.

As part of the transaction, NeOnc is honored to appoint Dr. Ishwar K. Puri to its Board of Directors. Dr. Puri currently serves as Senior Vice President of Research and Innovation at the University of Southern California (USC), where he oversees one of the nation’s most dynamic research portfolios. He is a Fellow of the AAAS, the Canadian Academy of Engineering (CAE), and the American Society of Mechanical Engineers (ASME), and is ranked among the top 0.4% of scholars worldwide across all fields by citation impact as per ScholarGPS. He has authored over 200 publications and has held prestigious academic and national leadership roles across the U.S. and Canada.

“Dr. Ishwar Puri’s appointment to our Board is a monumental addition to NeOnc’s global scientific leadership,” said Amir Heshmatpour, Executive Chairman and President of NeOnc Technologies Holdings. “Ranked among the very top scientists in the world and a fellow of the AAAS, CAE, and ASME, Dr. Puri brings a rare blend of deep scientific rigor, innovation leadership, and translational impact. His track record-spanning over 200 publications, startup mentorship, and leadership roles at McMaster and now USC-perfectly aligns with our mission to bring breakthrough therapies to patients worldwide. His vision and experience will be instrumental as we integrate AI and quantum models with 3D bioprinting into NeOnc’s platform.”

“The convergence of AI and quantum modeling with 3D bioprinting of cells and tissues represents a pivotal frontier in drug discovery and development,” said Dr. Ishwar K. Puri. “By joining NeOnc’s Board and contributing our IP portfolio, we’re stiving to create a powerful integration of cutting-edge computational approaches with targeted therapeutic development. Our goal is that this collaboration will accelerate the translation of breakthrough technologies into meaningful advances for patients with brain cancers. I believe that NeOnc’s existing clinical programs and strategic partnerships, particularly in the Middle East, provide an ideal platform to maximize the impact of these innovations. I look forward to working alongside the talented NeOnc team to lead our efforts to pioneer new paradigms in precision oncology.”

ABOUT NEONC TECHNOLOGIES HOLDINGS, INC.

NeOnc Technologies Holdings, Inc. is a clinical-stage life sciences company focused on the development and commercialization of central nervous system therapeutics that are designed to address the persistent challenges in overcoming the blood-brain barrier. The company’s NEO™ drug development platform has produced a portfolio of novel drug candidates and delivery methods with patent protections extending to 2038. These proprietary chemotherapy agents have demonstrated positive effects in laboratory tests on various types of cancers and in clinical trials treating malignant gliomas. NeOnc’s NEO100™ and NEO212™ therapeutics are in Phase II human clinical trials and are advancing under FDA Fast-Track and Investigational New Drug (IND) status. The company has exclusively licensed an extensive worldwide patent portfolio from the University of Southern California consisting of issued patents and pending applications related to NEO100, NEO212, and other products from the NeOnc patent family for multiple uses, including oncological and neurological conditions. For more about NeOnc and its pioneering technology, visit neonc.com.

Important Cautions Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “intend,” “expect,” “plan,” “budget,” “forecast,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “evaluating,” or similar words. Statements that contain these words should be read carefully, as they discuss our future expectations, projections of future results of operations or financial condition, or other forward-looking information.

Examples of forward-looking statements include, among others, statements regarding whether a definitive agreement will be reached with Quazar. These statements reflect our current expectations based on information available at this time, but future events may differ materially from those anticipated.

The “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, along with other cautionary language in that report or in our subsequent filings, outlines important risks and uncertainties. These may cause our actual results to differ materially from the forward-looking statements herein, including but not limited to the failure to finalize the agreement with Quazar, modifications to its terms, or alternative uses of proceeds.

We assume no obligation to revise or update any forward-looking statements, whether as a result of new information, future developments, or otherwise, except as required by applicable securities laws and regulations.

“NEO100” and NEO “212” are registered trademarks of NeOnc Technologies Holdings, Inc.

Company Contact:

info@neonc.com

Investor Contact:

James Carbonara

Hayden IR

(646)-755-7412

James@haydenir.com

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